Exhibit 10.2

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT (“Fourth Amendment”) is executed as of this 16th day of March, 2026 (“the Amendment Effective Date”), by and between Stephen L. Schlecht (“Executive”) and Duluth Holdings Inc. (the “Company”).

RECITALS

WHEREAS, the Company and Executive (jointly, the “Parties” and each a “Party”) entered into that certain Employment Agreement, dated August 5, 2015 (the “2015 Employment Agreement”);

WHEREAS, the Company and Executive amended and restated the 2015 Employment Agreement in its entirety, on the terms and conditions set forth in the First Amended and Restated Employment Agreement, dated May 27, 2021, then amended by that certain Second Amendment to Employment Agreement, dated as of February 26, 2025, and amended again by that certain Letter Agreement, dated as of June 9, 2025 (collectively, the “Amended and Restated Employment Agreement”); and

WHEREAS, the Parties desire to amend the Amended and Restated Employment Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Fourth Amendment have the respective meanings assigned to them in the Amended and Restated Employment Agreement.

2. Amendments to the Amended and Restated Employment Agreement.

a. The first sentence of Section 1.2 (Term of Employment) of the Amended and Restated Employment Agreement is hereby amended and restated in its entirety as follows:

“The Company employes Executive, and Executive accepts employment by the Company, for the period commencing on the Effective Date and ending on the date of the annual meeting of shareholders of the Company in 2028 (the “Employment Term”); provided, however, that the Employment Term shall be subject to earlier termination as hereafter set forth in Article III, below.”

b. Section 2.1 (Base Salary) of the Amended and Restated Employment Agreement is hereby shall be amended to include the following at the end of Section 2.1:

“Notwithstanding anything in the foregoing, beginning on March 16, 2026, the Company shall, during the Employment Term, pay Executive in substantially equal monthly or more frequent installments, an annual salary of One Hundred Thousand Dollars ($100,000), payable in accordance with the normal payroll practices and schedule of the Company.”

c. Section 2.2 (Incentive Compensation) of the Amended and Restated Employment Agreement is hereby amended and restated in its entirety as follows:

“Incentive Compensation. During the Employment Term, Executive shall be eligible to participate in annual incentive bonus plans (the “Bonus Plan”) offered by the Company to its senior executives from time-to-time. The performance metrics for the Bonus Plan and the extent to which such metrics are met, as well as any other material terms, including threshold and maximum levels for annual cash incentive bonuses, shall be determined in the sole discretion of the Board. For fiscal year 2021, Executive’s bonus target shall be one hundred percent (100%) of Executive’s Base Salary and the maximum bonus award shall be up to one hundred fifty percent (150%) of Base Salary. The amount of bonus for fiscal 2021 shall be contingent upon the Company meeting certain pre-established financial thresholds as previously approved by the Compensation Committee of the Board. For fiscal years 2022, 2023, 2024, 2025, 2026, 2027, and 2028, Executive’s bonus target shall be fifty percent (50%) of Executive’s Base Salary and the maximum bonus award shall be up to seventy five percent (75%) of Base Salary. The amount of bonus for fiscal years 2022, 2023, 2024, 2025, 2026, 2027, and 2028 shall be contingent upon the Company meeting certain pre-established financial thresholds to be approved by the Compensation Committee of the Board for the senior officers of the Company. During the Employment Term, Executive will not be eligible for grants of equity compensation under the Company’s equity incentive plan in effect during the Employment Term. The bonus for fiscal year 2028 shall be prorated for a partial year of service.”

3. Limited Effect. Except as expressly provided in this Fourth Amendment, all the terms and provisions of the Amended and Restated Employment Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Amended and Restated Employment Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party.

4. Miscellaneous.

a. This Fourth Amendment is governed by and construed in accordance with the laws of the State of Wisconsin, without regard to the conflict of laws provisions of such State.

b. The headings in this Fourth Amendment are for reference only and do not affect the interpretation of this Fourth Amendment.

c. This Fourth Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Fourth Amendment electronically shall be effective as delivery of an original executed counterpart of this Fourth Amendment.

d. This Fourth Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

IN WITNESS WHEREOF, the Parties hereto have caused this Fourth Amendment to be duly executed as of the Amendment Effective Date.

EXECUTIVE:

/s/ Stephen L. Schlecht
Stephen L. Schlecht

DULUTH HOLDINGS INC.:

/s/ Stephanie L. Pugliese
Stephanie L. Pugliese
President and Chief Executive Officer

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